CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-143964 of First Trust Exchange-Traded Fund II (comprising, First Trust DJ STOXX(R) Select Dividend 30 Index Fund and First Trust FTSE EPRA/NAREIT Global Real Estate Index
Fund) on Form N-1A of our report dated November 9, 2007, appearing in the Annual Report for the year ended September 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Miscellaneous Information" in the Statement of Additional Information, which are a part of such Registration Statement.


DELOITTE & TOUCHE LLP
Chicago, IL

January 25, 2008